Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264191

Prospectus Supplement No. 4 to Prospectus dated May 15, 2023

ONFOLIO HOLDINGS INC.

6,199,863 Shares of Common Stock Issuable Upon the Exercise of Warrants

This Prospectus Supplement No. 4 (“Prospectus Supplement No. 4”) relates to the Prospectus of Onfolio Holdings Inc., dated May 15, 2023 (the “Prospectus”), relating to 6,199,883 shares of common stock issuable upon the exercise of warrants, including 6,117,250 shares of common stock issuable upon exercise of warrants issued to investors in our initial public offering (the “publicly-traded warrants”) and 82,613 of common stock issuable upon the exercise of warrants issued to the representative of the underwriters in our initial public offering.

This Prospectus Supplement No. 4 is being filed to update the Prospectus and include the information set forth in our Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 18, 2023.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and (i) Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on August 14, 2023 (ii) Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on June 15, 2023 and (iii) Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on May 16, 2023 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our common stock and publicly-traded warrants are listed and traded under the symbols “ONFO” and “ONFOW,” respectively, on the Nasdaq Capital Market. On October 17, 2023, the closing price of our common stock and publicly-traded warrants on the NASDAQ Capital Market was $0.691 and $0.08, respectively.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

Investing in our shares of common stock and publicly-traded warrants (collectively, “securities”) involves a high degree of risk. See the section of the Prospectus entitled “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 18, 2023.